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                                                                    EXHIBIT 99.1

                                 [TRUSERV LOGO]

                                  PRESS RELEASE

                                             For more information contact:
                                             Shelley Hughes
                                             TruServ Corporation
                                             (773) 213-4641/shughes@truserv.com


                       TRUSERV ANNOUNCES NEW BOARD MEMBERS
                  Co-op Nominates Two Storeowners as Directors

         CHICAGO, Feb. 21, 2003 - Long time True Value Storeowners Michael Glode and Charles W. Welch have been nominated to TruServ Corporation's board of directors and will stand for election at the company's next annual meeting of stockholders in April 2003. Glode and Welch are replacing Robert Ladner and George Sheffer, who are storeowner-directors that are retiring from the board in April.

         In May 2002, Laurence L. Anderson, David Y. Schwartz and Gilbert L. Wachsman were elected as TruServ's first outside directors as the board began a shift from being solely composed of storeowners and TruServ's CEO. The board then went on to appoint Judith Harrison in August 2002 and Tom Hanemann in October 2002. The board has five outside directors, five storeowners and TruServ President and Chief Executive Officer Pamela Forbes Lieberman.

          "I want to thank Bob Ladner and George Sheffer for their nine years of dedicated service to the co-op's board," said Bill Blagg, chairman of the board. "And, I want to welcome Michael and Charles to the board. Their long history with the co-op coupled with their sound judgement will be an invaluable asset to our board."

         A co-op member since 1970, Glode operates two True Value Hardware stores in Wyoming, one in Saratoga and the other in Rawlins. He has extensive board experience, including chairman of the Wyoming State Board of Education and member of the National Assessment Governing Board, a body created by Congress to set policy for the National Assessment of Educational Progress.

         Welch, who joined the co-op in 1974, has two True Value Hardware stores in Vermont, in the towns of South Royalton and Woodstock. His board experience includes chairman of Gifford Memorial Hospital and director of several financial institutions. Among his other qualifications, Welch is a master plumber.

         TruServ, headquartered in Chicago, is one of the world's largest member-owned cooperatives with annual sales of $2.2 billion in 2002. The TruServ cooperative includes approximately 6,500 independent retailers worldwide operating under store identities that include True Value, Grand Rental Station, Taylor Rental, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.

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